UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 4, 2009

MobiClear, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-10822	25-1229323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

9th Floor Summit One Tower
530 Shaw Blvd.
Mandaluyong City
Philippines		1552
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		632-884-1793

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02—UNREGISTERED SALES OF EQUITY SECURITIES

On September 4, 2009, Mobiclear Inc. issued 36,500,000 shares of common stock under an equity line of credit. On September 18, 2009, Mobiclear issued an additional 67,491,712 shares of common stock under that equity line of credit. These securities were issued in accordance with the provisions of the Order of the United States Bankruptcy Court for the Western District of Pennsylvania dated October 14, 2004, and were exempt from registration under Section 3(a)(7) of the Securities Act of 1933.

ITEM 5.01—CHANGES IN CONTROL OF REGISTRANT

On September 4, 2009, Whitefields Capital Limited acquired a convertible promissory note in the amount of $829,186.68 issued by Mobiclear from Peace Solutions, Inc., an entity to which Mobiclear’s then-officers and directors (Simoun Ung, Lim Wong, Stephen Cutler, and Kenneth Telford) contributed the debt owed to them by Mobiclear. The note is convertible into Mobiclear’s common stock at a conversion price equal to the average closing market price of Mobiclear’s common stock for the 10 trading days immediately preceding the conversion date. As of September 18, 2009, the note would be convertible into 209,390,575 shares of Mobiclear’s common stock, or approximately 40.1% of the issued and outstanding shares. Whitefields agreed to pay $674,485 for the promissory note, which will come from Whitefields’ working capital.

In connection with the transaction, Lim Wong resigned from Mobiclear’s board of directors, Stephen Cutler resigned as Mobiclear’s Chief Executive Officer, and Luther Jao was appointed to fill the board position and as Mobiclear’s new Chief Executive Officer.

ITEM 5.03—AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS;
CHANGE IN FISCAL YEAR

On September 18, 2009, Mobiclear’s board of directors adopted a resolution approving a 600-to-1 reverse split of Mobiclear’s common stock and instructing its officers to file the required articles of amendment with the Pennsylvania Corporation Bureau. The reverse split is intended to be effective as of the close of business on Friday, October 16, 2009. This amendment was adopted by Mobiclear’s board of directors without stockholder approval pursuant to the Second Amended Joint Plan of Reorganization approved by the United States Bankruptcy Court for the Western District of Pennsylvania in its Order of October 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBICLEAR, INC. Registrant

Date: September 22, 2009	By:	/s/ Kenneth G.C. Telford
Kenneth G.C. Telford
Chief Financial Officer

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